PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-96063
(To Prospectus dated August 15, 2007)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts

B2B Internet HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated August 15, 2007 relating to the sale of up to 1,000,000,000 depositary receipts by the B2B Internet HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of B2B Internet HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
Ariba, Inc.	ARBA	3.4583	NASDAQ
CheckFree Corporation	CKFR	4	NASDAQ
Internet Capital Group, Inc.	ICGE	0.75	NASDAQ
VerticalNet, Inc.(1)	VERT	0.01071428571	NASDAQ

(1)

Effective August 16, 2007, Verticalnet, Inc. (NASDAQ ticker “VERT” and CUSIP 92532L305), an underlying constituent of the B2B Internet HOLDRS Trust, began trading under the ticker symbol “VERTD” and CUSIP 92532L404. Also effective August 16, 2007, creations of B2B Internet HOLDRS require 0.01071428571 shares of Verticalnet, Inc. per round lot of 100 B2B Internet HOLDRS due to the 1 for 8 reverse stock split of Verticalnet Inc.

Effective September 14, 2007, Verticalnet, Inc. (NASDAQ ticker “VERTD”), an underlying constituent of the B2B Internet HOLDRS Trust, changed its ticker symbol back to “VERT”.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is September 30, 2007.